PRELIMINARY RESULTS - RECORD HIGH FOURTH QUARTER REVENUE FOR THE PROJECT GROUP, INC.

HOUSTON--(BUSINESS WIRE)--Jan. 27, 2005--The Project Group, Inc. (OTCBB:PJTG -
News) announced today preliminary revenue totals for the fourth quarter 2004 and for the full year. Revenues for the quarter were in excess of $625,000, an increase of approximately 17% compared to revenues of $530,398 for the same period in 2003. The previous record high revenue quarter was first quarter 2004 at $615,509. Revenues for 2004 were approximately $2,293,000, an increase of 18% over the previous year. This upward revenue trend is expected to continue this year based on the committed contracts already in place for 2005.

"We have been listening to what our customers need and have equipped our team to provide a broad base of solutions centered on project management and collaboration. The new contract commitments are driving revenues at a record pace for The Project Group and confirm our strategy. We are expanding our team for significant growth in 2005 and will take advantage of the excellent positioning we established over the past year. Our Enterprise Project Management and Collaboration solutions continue to perform well for our customers and our RFID initiative has tremendous potential. We are committed to continuing this pace of growth while maintaining the quality we are known for with our customers," said Craig Crawford, President and CEO.

About The Project Group

The Project Group is a Microsoft Gold Certified Partner in Business Intelligence and Information Worker Solutions that provides enterprise-level business solutions to Oil & Gas, Financial Services, Retail, Hospitality and Pharmaceutical industries. The Project Group provides project management, collaboration, and Sarbanes-Oxley focused consulting services to Fortune 1000 organizations, including M.D. Anderson Hospital, Microsoft, and several of the largest Oil and Gas Companies in the world. PJTG was founded in 2001, and is headquartered in Houston, Texas.

About Pro Squared Inc.

Pro Squared, Inc is a subsidiary of The Project Group focused on closed loop RFID solutions. RFID technology replaces traditional, unreliable bar codes and is rapidly becoming the state-of-the-art in supply chain management. RFID tags consist of silicon chips and antennae that can transmit data to a wireless receiver. Recently, Wal-Mart has mandated that all major vendors utilize RFID and recently Pfizer, Smith Kline, Purdue Pharma and the FDA have all announced new RFID programs.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that these forward-looking statements involve uncertainties and risks that could cause actual performance and results of operations to differ materially from those anticipated by these statements. These risks and uncertainties include issues related to the ability to: obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new opportunities, and the unpredictable nature of business risks; as well as the ability to grow revenues in 2005 and beyond and other factors set forth in the Company's most recently filed SEC reports. The forward-looking statements contained herein represent the Company's judgment as of the date of this release and it cautions readers not to place undue reliance on such statements. The Company assumes no obligation to update the statements contained in this release.